Exhibit 3.7

THIS NOTE HAS BEEN ISSUED IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND THE STATE SECURITIES LAWS. TRANSFER OF THIS NOTE IS PROHIBITED UNLESS SUCH TRANSFER IS REGISTERED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

PROMISSORY NOTE

$835,316.70	November 24, 2015

FOR VALUE RECEIVED, HomeUnion Holdings, Inc., a Delaware corporation (the “Borrower”), with its principal place of business at 2010 Main St #250, Irvine, CA 92614, promises to pay to Artiman Ventures Select 2014, L.P. (the “Holder”) the principal sum of $835,316.70 together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate of 5% per annum until paid in full. All principal and accrued interest shall be paid upon demand by the Holder, provided that the Holder may not make a demand for payment (unless there shall occur an Event of Default, as defined below) prior to December 31, 2015 (the “Maturity Date”). Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All payments by the Borrower under this Note shall be in immediately available funds. As a demand note, no principal or accrued interest may be paid by Borrower without the written consent of Holder, including, but not limited to, any prepayments of principal and accrued interest.

This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, “an Event of Default” and collectively, “Events of Default”): (1) the liquidation, termination of existence, dissolution, insolvency or business failure of the Borrower, or the appointment of a receiver or custodian for the Borrower or any part of its property; (2) the institution by or against the Borrower of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally; (3) the sale of all or substantially all of the assets or business of the Borrower, whether by merger, sale of assets, sale of stock or otherwise; or (4) the failure by the Borrower to continue to transact business in the ordinary course.

All payments by the Borrower under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. If this Note is not paid in accordance with its terms, Borrower shall pay to Holder, in addition to principal and accrued interest thereon, all costs of collection of the principal and accrued interest, including, but not limited to, reasonable attorneys’ fees, court costs and other costs for the enforcement of payment of this Note. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the Holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

All rights and obligations hereunder shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of the State of California or any other state.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed on the day and year first above written.

HomeUnion Holdings, Inc.

By:	/s/Dan Ganguly
Don Ganguly, Chief Executive Officer

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